Aug. 8, 2023

For Release:    Immediately
Refer to:    Jordan Bishop; jordan.bishop@lilly.com; (317) 473-5712 (Media)
Joe Fletcher; jfletcher@lilly.com; (317) 296-2884 (Investors)

Lilly Reports Second-Quarter 2023 Financial Results, Highlights Accelerating Revenue Growth and Key Pipeline Advancements

•Revenue in Q2 2023 increased 28% as a result of volume-driven growth from Mounjaro, Verzenio, Jardiance and Taltz, as well as $579.0 million from the sale of rights for Baqsimi. Excluding revenue from Baqsimi, and COVID-19 antibodies in 2022, revenue in Q2 2023 increased 22%.
•Pipeline progress included positive results in the Phase 3 TRAILBLAZER-ALZ 2 study and the submissions of donanemab for traditional approval to the FDA and EMA; the completed submission of tirzepatide in chronic weight management to the FDA and positive results in the Phase 3 SURMOUNT-3 and -4 studies; and approval of mirikizumab in the EU and re-submission in the U.S.
•Business development activity included announcements of agreements to acquire DICE Therapeutics, Inc., Sigilon Therapeutics, Inc. and Versanis Bio.
•New Products(i) contributed $1.00 billion to revenue in Q2 2023, led by Mounjaro. Growth Products(ii) revenue increased 16% to $4.93 billion in Q2 2023, led by Verzenio, Jardiance and Taltz.
•Q2 2023 EPS increased 86% to $1.95 on a reported basis and increased 69% to $2.11 on a non-GAAP basis, both inclusive of $0.43 of EPS associated with the sale of rights for Baqsimi, as well as $0.09 of acquired IPR&D charges.
•2023 reported EPS guidance raised $1.02 to the range of $9.20 to $9.40 and non-GAAP EPS guidance raised $1.05 to the range of $9.70 to $9.90.

(i) Lilly defines New Products as select products launched since 2022, which currently consist of Jaypirca, Mounjaro and Omvoh.

(ii) Lilly defines Growth Products as select products launched prior to 2022, which currently consist of Cyramza, Emgality, Jardiance, Olumiant, Retevmo, Taltz, Trulicity, Tyvyt and Verzenio.

INDIANAPOLIS, Aug. 8, 2023 - Eli Lilly and Company (NYSE: LLY) today announced its financial results for the second quarter of 2023.

"Lilly’s financial results in Q2 were led by Mounjaro sales and a strong performance from Growth Products," said David A. Ricks, Lilly's chair and CEO. "Exciting scientific breakthroughs, such as TRAILBLAZER-ALZ 2 in Alzheimer's disease and SURMOUNT-3 and -4 in obesity, encourage us
Eli Lilly and Company | Lilly Corporate Center | Indianapolis, Indiana 46285 | U.S.A.

to continue to make significant investments that support our new medicines including multiple launches expected by the end of 2023 to help more patients around the world."

Lilly had numerous updates recently on key regulatory, clinical, business development and other events, including:
•Positive Phase 3 TRAILBLAZER-ALZ 2 results, which showed donanemab significantly slowed cognitive and functional decline in people with early symptomatic Alzheimer's disease, as well as donanemab's submissions for traditional approval to the U.S. Food and Drug Administration (FDA) and European Medicines Agency with regulatory action expected in the U.S. by the end of 2023;
•The completed submission of tirzepatide in chronic weight management to the FDA and positive Phase 3 SURMOUNT-3 and -4 results, which showed the highest level of weight loss observed in the SURMOUNT program to date;
•The approval of mirikizumab in the European Union and re-submission in the U.S.;
•The announcements of agreements to acquire DICE Therapeutics, Inc., Sigilon Therapeutics, Inc. and Versanis Bio, which would advance Lilly’s research and expertise in treatments for autoimmune and cardiometabolic diseases;
•FDA approval of Jardiance® to lower blood sugar along with diet and exercise in children 10 years and older with type 2 diabetes; and
•Allocation of an additional $50 million to the company’s now $300 million Social Impact Venture Capital Portfolio, aimed at making a positive impact on patients and society through for-profit investments.

For additional information on important public announcements, visit the news section of Lilly's website.

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Financial Results

$ in millions, except per share data	Second Quarter
	2023	2022	% Change
Revenue	$8,312.1	$6,488.0	28%

Net Income – Reported	1,763.2	952.5	85%
EPS – Reported	1.95	1.05	86%

Net Income – Non-GAAP	1,904.4	1,131.3	68%
EPS – Non-GAAP	2.11	1.25	69%

A discussion of the non-GAAP financial measures is included below under "Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)."

Second-Quarter Reported Results
In Q2 2023, worldwide revenue was $8.31 billion, an increase of 28% compared with Q2 2022, driven by a 29% increase in volume, slightly offset by a 1% decrease from the unfavorable impact of foreign exchange rates. Realized prices remained relatively flat compared with Q2 2022. The volume increase was driven by growth from Mounjaro®, Verzenio®, Jardiance, and Taltz®, as well as $579.0 million from the sale of rights for Baqsimi®, partially offset by lower volume from Alimta® due to the loss of patent exclusivity. Excluding revenue from Baqsimi, and $129.1 million from the sales of COVID-19 antibodies in 2022, revenue in Q2 2023 increased 22% and worldwide volume increased 23%. New Products contributed $1.00 billion to revenue in Q2 2023. Growth Products revenue increased 16% to $4.93 billion in Q2 2023.

Revenue in the U.S. increased 41% to $5.53 billion, driven by a 39% increase in volume and a 2% increase due to higher realized prices. The increase in U.S. volume was driven by Mounjaro, Verzenio, Jardiance, Trulicity® and Taltz, as well as the sale of rights for Baqsimi, partially offset by decreased volume from Alimta and the complete reduction of revenue from COVID-19 antibodies. The higher realized prices in the U.S. were primarily driven by Mounjaro, partially offset by lower

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realized prices for Trulicity. When excluding Mounjaro, price declined low-single digits for the quarter.

Revenue outside the U.S. increased 9% to $2.78 billion, driven by a 14% increase in volume, partially offset by a 3% decrease from the unfavorable impact of foreign exchange rates and a 3% decrease due to lower realized prices. The increase in volume outside the U.S. was largely driven by Verzenio, Jardiance and Mounjaro. The lower realized prices were primarily driven by Verzenio, Olumiant® and Trulicity.

Gross margin increased 29% to $6.50 billion in Q2 2023. Gross margin as a percent of revenue was 78.3%, an increase of 0.3 percentage points. The increase in gross margin percent was primarily driven by product mix, including the sale of rights for Baqsimi, and the amortization of intangible assets, largely offset by increased manufacturing expenses related to labor costs and investments in capacity expansion.

In Q2 2023, research and development expenses increased 32% to $2.36 billion, or 28% of revenue, primarily driven by higher development expenses for late-stage assets and additional investments in early-stage research.

Marketing, selling and administrative expenses increased 18% to $1.93 billion in Q2 2023, primarily driven by costs associated with launches of new products and indications.

In Q2 2023, the company recognized acquired in-process research and development (IPR&D) charges of $97.1 million. In Q2 2022, the company recognized acquired IPR&D charges of $440.4 million.

Other income (expense) was expense of $36.8 million in Q2 2023 compared with expense of $119.2 million in Q2 2022. The decrease in expense was primarily driven by lower net losses on investments in equity securities in Q2 2023 compared with Q2 2022.

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The effective tax rate was 15.6% in Q2 2023 compared with 12.7% in Q2 2022. The effective tax rate in Q2 2023 reflected the tax impacts of the new Puerto Rico tax regime and the sale of rights for Baqsimi. The effective tax rate in Q2 2022 was impacted by non-deductible acquired IPR&D charges.

In Q2 2023, net income and earnings per share (EPS) were $1.76 billion and $1.95, respectively, compared with $952.5 million and $1.05 in Q2 2022. EPS in Q2 2023 is inclusive of $0.43 of EPS associated with the sale of rights for Baqsimi and $0.09 of acquired IPR&D charges compared with $0.46 of acquired IPR&D charges in Q2 2022.

Second-Quarter Non-GAAP Measures
On a non-GAAP basis, Q2 2023 gross margin increased 28% to $6.63 billion. Gross margin as a percent of revenue remained relatively flat compared with Q2 2022 at 79.8% as the favorable impact from product mix, including the sale of rights for Baqsimi, was offset by increased manufacturing expenses related to labor costs and investments in capacity expansion.

The effective tax rate on a non-GAAP basis was 16.1% in Q2 2023 compared with 14.2% in Q2 2022. The effective tax rate for Q2 2023 reflected the tax impacts of the new Puerto Rico tax regime and the sale of rights for Baqsimi. The effective tax rate in Q2 2022 was impacted by non-deductible acquired IPR&D charges.

On a non-GAAP basis, Q2 2023 net income and EPS were $1.90 billion and $2.11, respectively, compared with $1.13 billion and $1.25 in Q2 2022. Non-GAAP EPS in Q2 2023 was inclusive of $0.43 of EPS associated with the sale of rights for Baqsimi and $0.09 of acquired IPR&D charges compared with $0.46 of acquired IPR&D charges in Q2 2022.

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For further detail on non-GAAP measures, see the reconciliation below as well as the "Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)" table later in this press release.

	Second Quarter
	2023	2022	% Change
Earnings per share (reported)	$1.95	$1.05	86%
Amortization of intangible assets	.11	.11
Net losses on investments in equity securities	.05	.09
Earnings per share (non-GAAP)	$2.11	$1.25	69%
Numbers may not add due to rounding.

Acquired IPR&D	.09	.46	(80)%

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Selected Revenue Highlights

(Dollars in millions)	Second Quarter			Year-to-Date
Selected Products	2023	2022	% Change	2023	2022	% Change
Trulicity	$1,812.5	$1,911.9	(5)%	$3,789.6	$3,653.2	4%
Verzenio	926.8	588.5	57%	1,677.7	1,057.9	59%
Mounjaro	979.7	16.0	NM	1,548.2	16.0	NM
Jardiance(a)	668.3	461.0	45%	1,245.8	880.4	42%
Taltz	703.9	606.2	16%	1,230.8	1,094.3	12%
Humalog(b)	440.4	447.1	(1)%	901.4	1,065.3	(15)%
Cyramza®	260.3	231.3	13%	497.0	461.5	8%
Olumiant(c)	218.9	186.2	18%	447.8	441.8	1%
Emgality®	169.3	157.5	8%	323.6	306.7	6%
Tyvyt®	103.6	73.6	41%	164.6	159.0	4%
Alimta	60.9	227.7	(73)%	119.1	571.7	(79)%
Retevmo®	65.4	45.0	45%	116.8	86.8	35%
COVID-19 antibodies(d)	—	129.1	(100)%	—	1,598.9	(100)%

Total Revenue	8,312.1	6,488.0	28%	15,272.1	14,298.0	7%

(a) Jardiance includes Glyxambi®, Synjardy® and Trijardy® XR
(b) Humalog includes Insulin Lispro
(c) Olumiant includes sales of baricitinib that were made pursuant to Emergency Use Authorization (EUA) or similar regulatory authorizations
(d) COVID-19 antibodies include sales for bamlanivimab administered alone, for bamlanivimab and etesevimab administered together, and for bebtelovimab, and were made pursuant to EUAs or similar regulatory authorizations
NM – not meaningful

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Trulicity
For Q2 2023, worldwide Trulicity revenue decreased 5% compared with Q2 2022 to $1.81 billion. U.S. revenue decreased 4% to $1.37 billion, driven by lower realized prices due to unfavorable segment mix and higher contracted rebates, partially offset by increased demand. Revenue outside the U.S. decreased 8% to $441.2 million, driven by decreased volume, lower realized prices and the unfavorable impact of foreign exchange rates. Volumes in international markets were affected by actions Lilly has taken to manage strong demand amid tight supply, including measures to minimize existing patient impact.

Verzenio
For Q2 2023, worldwide Verzenio revenue increased 57% compared with Q2 2022 to $926.8 million. U.S. revenue was $588.6 million, an increase of 53%, driven by increased demand and, to a lesser extent, higher realized prices. Revenue outside the U.S. was $338.2 million, an increase of 66%, driven by increased demand, partially offset by lower realized prices and the unfavorable impact of foreign exchange rates.

Mounjaro
For Q2 2023, worldwide Mounjaro revenue was $979.7 million. U.S. revenue was $915.7 million reflecting increased volume and, to a lesser extent, higher realized prices due to decreased utilization of savings card programs as access continues to expand. Lilly has experienced and continues to expect intermittent delays fulfilling orders of certain Mounjaro doses given significant demand. These delays have impacted, and may continue to impact, volume. Mounjaro launched in the U.S. for the treatment of type 2 diabetes in June 2022. Revenue outside the U.S. was $64.0 million.

Jardiance
For Q2 2023, worldwide Jardiance revenue increased 45% compared with Q2 2022 to $668.3 million. U.S. revenue was $386.1 million, an increase of 54%, primarily driven by increased demand. Revenue outside the U.S. was $282.2 million, an increase of 34%, driven by increased volume.

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Jardiance is part of the company's alliance with Boehringer Ingelheim. Lilly reports as revenue royalties received on net sales of Jardiance.

Taltz
For Q2 2023, worldwide Taltz revenue increased 16% compared with Q2 2022 to $703.9 million. U.S. revenue increased 15% to $472.3 million, primarily driven by increased demand. Revenue outside the U.S. increased 19% to $231.6 million, driven by increased volume.

Humalog
For Q2 2023, worldwide Humalog revenue decreased 1% compared with Q2 2022 to $440.4 million. U.S. revenue was $229.8 million, a decrease of 4%, primarily driven by lower realized prices, partially offset by increased demand. Revenue outside the U.S. was $210.6 million, an increase of 1%.

Olumiant
For Q2 2023, worldwide Olumiant revenue increased 18% compared with Q2 2022 to $218.9 million. U.S. revenue increased to $50.8 million, driven by increased demand due to utilization for the treatment of alopecia areata. Revenue outside the U.S. was $168.1 million, a decrease of 4%, driven by lower realized prices and the unfavorable impact of foreign exchange rates, partially offset by increased volume.

Emgality
For Q2 2023, worldwide Emgality revenue increased 8% compared with Q2 2022 to $169.3 million. U.S. revenue increased 9% to $118.8 million, primarily driven by increased demand. Revenue outside the U.S. increased 3% to $50.5 million, primarily driven by increased volume, partially offset by lower realized prices and the unfavorable impact of foreign exchange rates.

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2023 Financial Guidance
The company updated its 2023 financial guidance on both a reported and non-GAAP basis.

Revenue guidance increased by $2.2 billion to the range of $33.4 to $33.9 billion. Approximately $1.5 billion of this increase is driven by business development activity, including the sales of rights for the olanzapine portfolio, which closed in July 2023, and Baqsimi, with the remainder reflecting strong underlying business performance.

Gross margin as a percent of revenue guidance increased 1% on both a reported and non-GAAP basis to approximately 78% and 80%, respectively, driven by the sales of rights for the olanzapine portfolio and Baqsimi.

The company's guidance for marketing, selling and administrative expenses increased by $200 million to the range of $7.2 to $7.4 billion, driven by additional investments in recent launches and preparations for key launches expected in the second half of 2023.

Research and development expenses guidance increased by $600 million to the range of $8.9 to $9.1 billion. Research and development expenses are expected to be impacted by additional investments in the company's late-stage portfolio and in early-stage research, and incremental expense from previously announced business development activities.

Acquired IPR&D guidance increased by $97 million to $202 million, reflecting charges through Q2 2023.

Other income (expense) guidance was updated to the range of $75 million of expense to $25 million of income on a reported basis, and $0 to $100 million of income on a non-GAAP basis. The reported and non-GAAP guidance updates both reflect increases driven by the interest impact of higher cash balances, and the reported guidance also incorporates net losses on investments in equity securities through Q2 2023.

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The estimated effective tax rate increased to 14% to 15%, reflecting the impacts of the sales of rights for the olanzapine portfolio and Baqsimi.

Based on these changes, EPS guidance increased to the range of $9.20 to $9.40 on a reported basis and $9.70 to $9.90 on a non-GAAP basis. The company's 2023 financial guidance reflects adjustments shown in the reconciliation table below.

2023 Expectations
Earnings per share (reported)	$9.20 to $9.40
Amortization of intangible assets	.44
Net losses on investments in equity securities	.07
Earnings per share (non-GAAP)	$9.70 to $9.90
Numbers may not add due to rounding

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The following table summarizes the company's updated 2023 financial guidance:

2023 Guidance(1)
	Prior	Updated
Revenue	$31.2 to $31.7 billion	$33.4 to $33.9 billion

Gross Margin % of Revenue (reported)	Approx. 77%	Approx. 78%
Gross Margin % of Revenue (non-GAAP)	Approx. 79%	Approx. 80%

Marketing, Selling & Administrative	$7.0 to $7.2 billion	$7.2 to $7.4 billion

Research & Development	$8.3 to $8.5 billion	$8.9 to $9.1 billion

Acquired IPR&D	$105 million	$202 million(2)

Other Income/(Expense) (reported)	$(200) to $(100) million	$(75) to $25 million
Other Income/(Expense) (non-GAAP)	$(200) to $(100) million	$0 to $100 million

Tax Rate	Approx. 13%	14% to 15%

Earnings per Share (reported)	$8.18 to $8.38	$9.20 to $9.40
Earnings per Share (non-GAAP)	$8.65 to $8.85	$9.70 to $9.90

(1) Non-GAAP guidance reflects adjustments presented in the earnings per share reconciliation table above.
(2) Guidance does not include acquired IPR&D either incurred, or that may potentially be incurred, after Q2 2023.

Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the Q2 2023 financial results conference call through a link on Lilly's website at investor.lilly.com/webcasts-and-presentations. The conference call will begin at 9 a.m. Eastern time today and will be available for replay via the website.

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Non-GAAP Financial Measures
Certain financial information for 2023 and 2022 is presented on both a reported and a non-GAAP basis. Some numbers in this press release may not add due to rounding. Reported results were prepared in accordance with U.S. generally accepted accounting principles (GAAP) and include all revenue and expenses recognized during the periods. Non-GAAP measures reflect adjustments for the items described in the reconciliation tables later in the release. Related materials provide certain GAAP and non-GAAP figures excluding the impact of foreign exchange rates. Lilly recalculates current period figures on a constant currency basis by keeping constant the exchange rates from the base period. The company's 2023 financial guidance is provided on both a reported and a non-GAAP basis. The non-GAAP measures are presented to provide additional insights into the underlying trends in the company's business.

About Lilly
Lilly unites caring with discovery to create medicines that make life better for people around the world. We've been pioneering life-changing discoveries for nearly 150 years, and today our medicines help more than 51 million people across the globe. Harnessing the power of biotechnology, chemistry and genetic medicine, our scientists are urgently advancing new discoveries to solve some of the world's most significant health challenges, redefining diabetes care, treating obesity and curtailing its most devastating long-term effects, advancing the fight against Alzheimer's disease, providing solutions to some of the most debilitating immune system disorders, and transforming the most difficult-to-treat cancers into manageable diseases. With each step toward a healthier world, we're motivated by one thing: making life better for millions more people. That includes delivering innovative clinical trials that reflect the diversity of our world and working to ensure our medicines are accessible and affordable. To learn more, visit Lilly.com and Lilly.com/newsroom. F-LLY

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Cautionary Statement Regarding Forward-Looking Statements
This press release contains management's current intentions and expectations for the future, all of which are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "estimate", "project", "intend", "expect", "believe", "target", "anticipate" and similar expressions are intended to identify forward-looking statements. Actual results may differ materially due to various factors. The following include some but not all of the factors that could cause actual results or events to differ materially from those anticipated, including the significant costs and uncertainties in the pharmaceutical research and development process, including with respect to the timing and process of obtaining regulatory approvals; the impact and outcome of acquisitions and business development transactions and related costs; the expiration of intellectual property protection for certain of the company's products and competition from generic and/or biosimilar products; the company's ability to protect and enforce patents and other intellectual property; changes in patent law or regulations related to data package exclusivity; competitive developments affecting current products and the company's pipeline; market uptake of recently launched products; information technology system inadequacies, breaches, or operating failures; unauthorized access, disclosure, misappropriation, or compromise of confidential information or other data stored in the company's information technology systems, networks, and facilities, or those of third parties with whom the company shares its data; the impact of global macroeconomic conditions, trade disruptions, disputes, unrest, war, regional dependencies, or other costs, uncertainties and risks related to engaging in business globally; unexpected safety or efficacy concerns associated with the company's products; litigation, investigations, or other similar proceedings involving past, current, or future products or commercial activities as the company is largely self-insured; issues with product supply and regulatory approvals stemming from manufacturing difficulties, disruptions, or shortages, including as a result of unpredictability and variability in demand, labor shortages, third-party performance, quality, or regulatory actions related to our facilities; dependence on certain products for a significant percentage of our total revenue and an increasingly consolidated supply chain; reliance on third-party relationships and outsourcing arrangements; the impact of public health outbreaks, epidemics, or pandemics, such as the COVID-19 pandemic; regulatory changes or other developments; regulatory actions regarding operations and products; continued pricing pressures and the impact of actions of governmental and private payers affecting pricing of, reimbursement for, and access to pharmaceuticals; devaluations in foreign currency exchange rates or changes in interest rates and inflation; changes in tax law, tax rates, or events that differ from the company's assumptions related to tax positions; asset impairments and restructuring charges; changes in accounting and reporting standards promulgated by the Financial Accounting Standards Board and the Securities and Exchange Commission (SEC); regulatory compliance problems or government investigations; and actual or perceived deviation from environmental-, social-, or governance-related requirements or expectations. For additional information about the factors that could cause actual results or events to differ materially from forward-looking statements, please see the company's latest Form 10-K and subsequent Forms 8-K and 10-Q filed with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date of this release. Except as is required by law, the company expressly disclaims any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

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Alimta® (pemetrexed disodium, Lilly)
Baqsimi® (glucagon, Lilly)
Cyramza® (ramucirumab, Lilly)
Emgality® (galcanezumab-gnlm, Lilly)
Glyxambi® (empagliflozin/linagliptin, Boehringer Ingelheim)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Jardiance® (empagliflozin, Boehringer Ingelheim)
Jaypirca® (pirtobrutinib, Lilly)
Mounjaro® (tirzepatide injection, Lilly)
Olumiant® (baricitinib, Lilly)
Omvoh® (mirikizumab, Lilly)
Retevmo® (selpercatinib, Lilly)
Synjardy® (empagliflozin/metformin, Boehringer Ingelheim)
Taltz® (ixekizumab, Lilly)
Trijardy® XR (empagliflozin/linagliptin/metformin hydrochloride extended release tablets, Boehringer Ingelheim)
Trulicity® (dulaglutide, Lilly)
Tyvyt® (sintilimab injection, Innovent)
Verzenio® (abemaciclib, Lilly)

Third-party trademarks used herein are trademarks of their respective owners.

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Eli Lilly and Company
Operating Results (Unaudited) – REPORTED
(Dollars in millions, except per share data)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2023	2022	% Chg.	2023	2022	% Chg.

Revenue	$8,312.1	$6,488.0	28%	$15,272.1	$14,298.0	7%

Cost of sales	1,807.4	1,430.5	26%	3,434.1	3,502.6	(2)%
Research and development	2,356.5	1,781.9	32%	4,341.6	3,392.0	28%
Marketing, selling and administrative	1,925.4	1,625.1	18%	3,674.6	3,183.0	15%
Acquired IPR&D	97.1	440.4	(78)%	202.1	606.0	(67)%

Operating income	2,125.7	1,210.1	76%	3,619.7	3,614.4	—%

Net interest income (expense)	(74.3)	(71.0)		(142.9)	(148.9)
Net other income (expense)	37.5	(48.2)		141.8	(321.0)
Other income (expense)	(36.8)	(119.2)	(69)%	(1.1)	(469.9)	(100)%

Income before income taxes	2,088.9	1,090.9	91%	3,618.6	3,144.5	15%
Income tax expense	325.7	138.4	NM	510.5	289.1	77%

Net income	$1,763.2	$952.5	85%	$3,108.1	$2,855.4	9%

Earnings per share - diluted	$1.95	$1.05	86%	$3.44	$3.16	9%

Dividends paid per share	$1.13	$.98	15%	$2.26	$1.96	15%
Weighted-average shares outstanding (thousands) - diluted	902,699	902,940		902,991	904,422
NM – not meaningful

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Eli Lilly and Company
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)
(Dollars in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Gross Margin - As Reported	$6,504.7	$5,057.5	$11,838.0	$10,795.4

Increase for excluded items:
Amortization of intangible assets (Cost of sales)(i)	126.4	121.3	252.2	325.9

Gross Margin - Non-GAAP	$6,631.1	$5,178.8	$12,090.2	$11,121.3

Gross Margin as a percent of revenue - As Reported	78.3%	78.0%	77.5%	75.5%
Gross Margin as a percent of revenue - Non-GAAP(ii)	79.8%	79.8%	79.2%	77.8%
Numbers may not add due to rounding.
i.Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.
ii.Non-GAAP gross margin as a percent of revenue reflects the gross margin effects of the adjustments presented above.

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net Income - As Reported	$1,763.2	$952.5	$3,108.1	$2,855.4

Increase (decrease) for excluded items:
Amortization of intangible assets (Cost of sales)(i)	126.4	121.3	252.2	325.9
Net losses on investments in equity securities (Other income/expense)	53.9	106.3	76.5	494.7
Corresponding tax effects (Income taxes)	(39.1)	(48.8)	(68.5)	(171.9)

Net Income - Non-GAAP	$1,904.4	$1,131.3	$3,368.3	$3,504.1

Effective tax rate - As Reported	15.6%	12.7%	14.1%	9.2%
Effective tax rate - Non-GAAP(ii)	16.1%	14.2%	14.7%	11.6%
Earnings per share (diluted) - As Reported	$1.95	$1.05	$3.44	$3.16
Earnings per share (diluted) - Non-GAAP	$2.11	$1.25	$3.73	$3.87
Numbers may not add due to rounding.
i.Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.
ii.Non-GAAP tax rate reflects the tax effects of the adjustments presented above.

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